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ITEM 24                                                           FILE 2 74436
                                                                  FILE 811 3287


                   INVESTMENT MANAGER AND ADVISORY AGREEMENT


                              THE SOLAR FUND, INC.

                         CORPORATE MANAGEMENT AGREEMENT



THIS MANAGEMENT AGREEMENT made this 23 day of Sept., 1981, between THE SOLAR FUND, INC., a New York Corporation hereinafter called the "Company" and ACCRUED EQUITIES, INC. a New York Corporation hereinafter called the "Manager".

WHEREAS, the Company has been organized by and on the advances of the Manager and will operate as investment company registered under the Investment Company Act of 1940, ("Investment Company Act"), for the purpose of investing and reinvesting its assets in portfolios of securities described in its Registration Statements Under the Investment Company Act of 1940 and the Securities Act of 1933, all as amended and supplemented; and the Company desires to avail itself of the services, information, advise, assistance and facilities of a corporate manager and to have a corporate manager perform for it various administrative, management, investment advisory and other services, and

WHEREAS, the Manager is registered as an investment adviser under the Investment Adviser's Act of 1940, and the manager has undertaken the initiative of organizing Company and desires to provide services to the Company in consideration of and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, Company and Manager agree as follows:

1. Employment of the Manager. The Company hereby employs the Manager to manage the investment and reinvestment of the Company's assets in the manner set forth in this Agreement, and to administer its corporate and administrative operations, subject to the direction of the Board of Directors and the officers of the Company, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor.

2.  Obligations of and Services to be Provided by the Manager.
The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

         A.       Corporate Management and Administrative Services.

                  (a) The Manager shall obtain on behalf of and at the expense of the Company adequate (i) office space, which may be space within the offices of the Manager or in such other place as may be agreed upon from time to time, (ii) office furnishings, facilities and equipment as may be reasonably required for managing and administering the corporate operations and conducting the business of the Company, including complying with the corporate Securities and tax reporting requirements of the United States and the various states in which the Company does business, concerning correspondence and other communications with the shareholders of the Company, maintaining all internal bookkeeping, accounting and auditing services and records in connection with the Company's investment and business activities (other than its share- holder record-keeping services and computing net asset value). (b) The Manager shall employ on behalf of the Company and at the expense of the Company the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in sub-paragraph 2(A)(a). The Manager shall also compensate all officers and employees of the Company who are officers or employees of the Manager.

         B.       Investment Management Services.

                  (a) The Manager shall have over-all supervisory responsibility for the general management and investment of the Company's assets and securities portfolios subject to and In accordance with the investment objectives and policies of the Company, and any directions which the Company's Board of Directors may issue to the Manager, from time to time. (b) The Manager shall develop overall investment programs and strategies for the Fund, shall revise such program as necessary, and shall monitor and report periodically to the Board of Directors concerning the implementation of the programs. (c) The Manager shall also determine the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Company's portfolio securities shall be exercised.
                  (d) The Manager shall render regular reports to the Company, at regular meetings of the Board of Directors and at such other times as may be reasonably requested by the Company's Board of Directors, of the decisions which it has made with respect to the allocation of each Fund's assets and the purchase and sale of portfolio securities.

         C.  Provision of Information Necessary to Preparation of
         Securities Registration Statements, Amendments and other
         Materials.

         The Manager will obtain for the Company and at the expense of the Company financial, accounting and statistical information required by the Company in the preparation of registration statements, reports and other documents required by Federal and state securities laws and with such information as the Company may reasonably request for use in the preparation of registration statements, reports and other documents required by Federal and State securities laws and with such information as the Company may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Company's shares.

         (D)  Other Obligations and Services.

         The Manager shall make available its officers and employees to the Board of Directors and officers of the Fund for consultation and discussions regarding the administration and management of the Company and its investment activities.

3. Execution and Allocation of portfolio Brokerage Commissions. The Manager, subject to and in accordance with any directions which the Company's Board of Directors may issue from time to time, shall place, in the name of the Company, orders for the Execution of the Fund's portfolio transactions. When placing such orders, a primary objective of the Manager shall be to obtain the best net price and execution for the Company, but this requirement shall not be deemed to obligate the Manager to place any order solely on the basis of obtaining the lowest commission rate if other standards have been satisfied. The Company recognizes that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish "brokerage and administrative and research services" (as defined in Section 28(e) (3) of the Securities and Exchange Act of 1934) or statistical quotations and other information on services in accord with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board of Directors determines as a matter of general policy that the Company will benefit, directly or indirectly, by doing so, the Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relations to the value of brokerage, research and administrative services provided by that broker. Accordingly, the Company and the Manager agree that the Manager and the Money Managers shall select brokers for the execution of the Fund's portfolio transactions from among:

         (A) Those brokers and dealers to provide clerical, administrative, brokerage and research services, or statistical quotations and other information to the Company, specifically including the quotations necessary to determine the Company's net assets, in such amount of total brokerage as may reasonably be required in light of such services. The Manager may, for reasons of administrative benefit for the Fund, use only a single broker-dealer if no interested person has an interest, direct or indirect, in such broker-dealer.

         The Manager shall render regular reports to the Company, not more frequently than quarterly, or how much brokerage business has been placed and the manner in which the allocation has been accomplished.

         The Manager agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager's duty to obtain the best net price and execution for the Company consistent with other Fund needs.


4. Expenses of the Company. It is understood that the Company will pay all its customary office expenses. Expenses payable by the Company shall also include:

         A.       Expenses of all audits by independent public accountants.

         B. Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record keeping and reporting services;

         C. Expenses of obtaining quotations for calculating the value of the Company's net assets;

         D. Salaries and other compensation of any of its executive officers, if any, who are not officers, directors, stockholders or employees of the Manager;

         E.  Taxes levied against the Company;

         F. Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Company;

         G. Costs, including the interest expense, of borrowing money;

         H. Costs and/or fees incident to corporate meetings of the Company, the preparation and mailings of prospectuses and reports of the Company to its shareholders, the filing of reports with regulatory bodies and the maintenance of the Company's corporate existence;

         I. Legal fees, including the legal fees related to the registration and continued qualification of the Company shares for sale;

         J. Costs of printing stock certificates representing shares of the Company;

         K. Directors' fees and expenses to directors who are not directors, officers, employees or stockholders of the Manager or any of its affiliates;

         L. Fidelity bonds required by Section 7(a) of the Investment Company Act, or other insurance premiums; and

         M. Customary secretarial, clerical, bookkeeping, office expense, postage, telephone, printing and allocable rent.

5.       Activities and affiliates of the Manager.


         A. The services of the Manager to the Company hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others.

                  (a) The Manager shall use the same skill and care in the management of the Fund's portfolios as it uses in the administration of other accounts to which it may provide asset management counseling, but shall not be obligated to give the Company more favorable or preferential treatment vis-a-vis other clients.

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         B. Subject to Section 10(a) of the Investment Company Act, it is
         understood that directors, officers, agents and stockholders of the Company are or may be interested in the Manager or its affiliates as directors, agents or stockholders of the Manager or its affiliates are or may be interested in the Company as directors, officers, agents, stockholders or otherwise, that the Manager or its affiliates may be interested in the Company as stockholders or otherwise, and that the effect of any such interests shall be governed by the Act and Federal Securities Laws and regulations.


6. Compensation of the Manager. The compensation of the manager shall be at an annual rate, but computed and payable monthly on the average daily net assets of the Fund during the month, of 2% of the first $10,000,000, 1% of the next $20,000,000 and .05 of sums over
         $30,000,000.under management.


7.       Liabilities of the Manager.

         A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless discharge of obligation or duties hereunder or on the part of the Manager, the Manager shall not be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         B. No provision of this agreement shall be construed to protect any director or officer of the Company, or the Manager, from liability in violation of Sections 17(h) and (i) of the Investment Company Act of 1940.


8.       Renewal and Termination.

         A. This Agreement shall become effective on the date written above and shall continue in effect as to each Fund until the earlier of the first annual or special meeting of the shareholders of each Fund, Or two years from the date written above. The Agreement shall continue in effect thereafter as to each Fund for a period of one year, so long as the Agreement is specifically approved by a majority vote in person or by proxy as provided in the laws for stock holder voting, and by a majority of the Directors of the Company, and by a majority of the directors who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Directors of the Company) cast in person at a meeting called for the purpose of voting on the Agreement. The Agreement is renewable annually thereafter for successive one year periods by a vote of a majority of the directors of the Company who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Directors of the CoMpany) cast in person at a meeting called for purposes of voting on the Agreement. Provided, however: That if the stockholders fail to approve the Agreement as provided herein, the Manager may continue to serve in such capacity in the manner and to the extent permitted by the Investment Company Act and Rules and Regulations thereunder.

         B.  This Agreement.

                  (i) May at any time be terminated without the payment of any penalty either by vote of the Board of Directors of the Company or, the Fund by vote of a majority of the outstanding voting securities of the Fund, on 60 days' written notice to the Manager;

                  (ii) Shall immediately terminate in the event of its assignment; and

                  (iii) May be terminated by the Manager on 60 days' written notice to the Company.

         C. As used in this Section 8, the terms of "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for any such terms in the Investment Company Act.

         D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other part at any office of such part.


9. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.


                                             THE SOLAR FUND, INC.

(Corporate Seal)
                                             BY: /s/ Maurice L. Schoenwald
                                                -------------------------------
                                             Maurice L. Schoenwald, President


/s/ David Schoenwald
---------------------------------
David Schoenwald, Secretary


                                             ACCRUED EQUITIES, INC.

(Corporate Seal)
ATTEST:
                                             BY: /s/ Maurice L. Schoenwald
                                                -------------------------------
                                             Maurice L. Schoenwald, President

/s/ Maurice L. Schoenwald
----------------------------------
Maurice L. Schoenwald, Secretary

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ITEM 24                                                          FILE 2 74436
                                                                 FILE 811 3287

             RIDER AND AMENDMENT TO CORPORATE MANAGEMENT AGREEMENT

         WHEREAS, THE SOLAR FUND, INC. (THE FUND) and ACCRUED EQUITIES INC. (THE MANAGER) entered into a corporate management agreement on September 23, 1981; and

         WHEREAS, THE SOLAR FUND, INC. filed its registration statement with the Securities and Exchange Commission (SEC) on or about October 15, 1981; and

         WHEREAS, THE SOLAR FUND, INC. in order to comply with the disclosure requirements of the SEC, has revised and amended its registration statement and prospectus; and

         WHEREAS, the parties hereto desire to comply with the requirements of the SEC and to begin the operation of THE SOLAR FUND, INC. and its manager;

         NOW, THEREFORE, the parties agree to the following amendments to the corporate management agreement.

         1. The name of the FUND is revised to: THE SOLAR AND ALTERNATIVES ENERGY FUND, INC.

         2. Section 2(b) of said agreement is expanded as follows: The MANAGER may also employ a technical consultant to provide reports and data relating to solar and alternative energy projects. The MANAGER may also employ a cash management employee.

         3. Section 6 (compensation) is amended such that: Compensation due the MANAGER at an annual rate, computed and payable monthly on average net asset value is twenty-one percent (21%) of the first Ten Million Dollars ($10,000,000); one percent (1%) on amounts over Ten Million Dollars ($10,000,000); .05% on amounts over Twenty Million Dollars ($20,000,000); and
 .45% on amounts over One Hundred Million Dollars ($100,000,000);

         Section 6 is further amended as follows:

         Until the FUND reaches Ten Million Dollars ($10,000,000) in asset size, the MANAGER agrees to reduce its compensation by the amount by which expenses of the FUND, including the management fee and other operational costs of the FUND, but excluding interest, taxes, brokerage commission and extraordinary expenses excludable by state laws, exceed applicable state expense limitations. The FUND will not offer its shares in states with expense limitations of higher than two percent (2%) of net asset value.

Dated: 9/1/82

       Great Neck



                                   THE SOLAR & ALTERNATIVE ENERGY FUND, INC.


                                          BY:
                                             ----------------------------------


                                          ACCRUED EQUITIES INC.


                                          BY:
                                             ----------------------------------

             RIDER AND AMENDMENT TO CORPORATE MANAGEMENT AGREEMENT


            WHEREAS, THE SOLAR FUND, INC. (THE FUND) and ACCRUED EQUITIES INC. (THE MANAGER) entered into a corporate management agreement on September 23, 1981; and



            WHEREAS, THE SOLAR FUND, INC. filed its registration statement with the Securities and Exchange Commission (SEC) on or about
October 15, 1981; and



            WHEREAS, THE SOLAR FUND, INC. in order to comply with the dis-closure requirements of the SEC, has revised and amended its registration statement and prospectus; and



            WHEREAS, the name of the FUND was revised from THE SOLAR FUND, INC. to: THE SOLAR AND ALTERNATIVE ENERGY FUND, INC.; and then changed again to: NEW ALTERNATIVES FUND, INC.; and



            WHEREAS, the parties hereto desire to comply with the require-ments of the SEC and to begin the operation of NEW ALTERNATIVES
FUND, INC. and its Manager;


            NOW, THEREFORE, the parties agree to the following amendments to the corporate management agreement:

            1.  Section 2(b) of said agreement is expanded as follows:

            The MANAGER may also employ a technical consultant to provide reports and data relating to solar and alternative energy projects. The MANAGER may also employ a cash management employee.

            2. Section 6 (Compensation) is amended such that: compensation due the MANAGER at an annual rate, computed and payable monthly on average net asset value is two percent (2%) of the first Ten Million Dollars ($10,000,000); one percent (1%) on amounts over Ten Million Dollars ($10,000,000); .05% on amounts over Twenty Million Dollars ($20,000,000); and .45% on amounts over One Hundred Million Dollars ($100,000,000);


                        Section 6 is further amended as follows:

            Until the FUND reaches Ten Million Dollars ($10,000,000) in asset size, the MANAGER agrees to reduce its compensation by the amount by which expenses of the FUND, including the management fee and other operational costs of the FUND, but excluding interest, taxes, brokerage commission and extraordinary expenses excludable by state laws, exceed applicable state expense limitations. The FUND will not offer its shares in States with expense limitations of higher than two percent (2%) of net asset value.


Dated:  8/20/82


                                             NEW ALTERNATIVES FUND, INC.


                                             By: /s/ Maurice L. Schoenwald
                                                -----------------------------
                                                Maurice L. Schoenwald


                                             ACCRUED EQUITIES INC.


                                             By: /s/ Maurice L. Schoenwald
                                                 ----------------------------
                                                 Maurice L. Schoenwald








                                      -2-


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ITEM 24                                                          FILE 2 74436
                                                                 FILE 811 3287

             RIDER AND AMENDMENT TO CORPORATE MANAGEMENT AGREEMENT



            WHEREAS, New Alternatives Fund, Inc. (the "Fund") and Accrued Equities Inc. (the "Manager") entered into an agreement on September 23, 1981 as amended April 1, 1982; and

            WHEREAS, the Directors of the Fund and the Shareholders of the Fund, upon consent of Accrued Equities Inc., voted to amend said agreement on May 26, 1983 and to ratify and Continue the modified agreement for a period of two years.

            NOW, THEREFORE, the parties agree to the following amendments.

            (1)  Section 6 (Compensation) is amended such that:

Compensation due the Manager at an annual rate, computed and payable monthly, on average net asset value is:

            1% of the first $10 million of net assets
            .75% of amounts over $10 million
            .50% of amounts over $30 million
            .45% of amounts over $100 million

as may be reduced by the most restrictive limitation imposed by States in which the Fund registers its shares.

            (2) The revised agreement is ratified and extended for two years from the date hereof.





Dated:  May 27, 1983




                                                NEW ALTERNATIVES FUND, INC.


                                                By:
                                                   ----------------------------


                                                ACCRUED EQUITIES INC.


                                                By:
                                                   ----------------------------